EXHIBIT 5.1

Hogan & Hartson LLP 111 South Calvert Street Suite 1600 Baltimore, MD 21202 +1.410.659.2700 Tel +1.410.539.6981 Fax www.hhlaw.com
October 25, 2007
Board of Directors
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876
Ladies and Gentlemen:
We are acting as counsel to Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $50,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) debt securities (the “Debt Securities”), (ii) shares of preferred stock, $0.01 par value per share (the “Preferred Shares”), (iii) shares of common stock, $0.01 par value per share (the “Common Shares”) and associated stock purchase rights (the “Rights”), (iv) warrants to purchase Debt Securities (the “Debt Warrants”); (v) warrants to purchase Preferred Shares (the “Preferred Stock Warrants”); and (vi) warrants to purchase Common Shares (the “Common Stock Warrants”) (together with the Debt Securities, Preferred Shares, Common Shares (and associated Rights), Debt Warrants and Preferred Stock Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
Avalon Pharmaceuticals, Inc.
October 25, 2007

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any senior Debt Securities will be issued pursuant to a “senior indenture” and any subordinated Debt Securities will be issued pursuant to a “subordinated indenture,” substantially in the forms of such indentures filed as Exhibits 4.2 and 4.3, respectively, to the Registration Statement, with items shown in such exhibits as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (viii) prior to any issuance of Preferred Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (ix) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (x) the Company will remain a Delaware corporation; and (xi) any Rights associated with the Common Stock will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as a rights agent.
To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Debt Warrants, Preferred Stock Warrants or Common Stock Warrants, and under any rights agreement for any Rights associated with Common Stock, namely, the trustee, the warrant agent, or the rights agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, or rights agreement, as applicable; that such indenture, warrant agreement, or rights agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, or rights agreement, as applicable, and with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, or rights agreement, as applicable.

Board of Directors
Avalon Pharmaceuticals, Inc.
October 25, 2007

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (b) and (c), the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (a), (d), (e) and (f), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
     (a) The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.
     (b) The Preferred Shares (including any Preferred Shares that are duly issued upon the exercise of Preferred Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, will be validly issued, fully paid and nonassessable.
     (c) The Common Shares and associated Rights (including any Common Shares and associated Rights duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates for the Common Shares, will be validly issued, and the Common Shares will be fully paid and nonassessable.
     (d) The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

Board of Directors
Avalon Pharmaceuticals, Inc.
October 25, 2007

     (e) The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
     (f) The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
The opinions expressed in Paragraphs (a), (d), (e) and (f) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).
It should be understood that the opinion in paragraph (c) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (c) above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, /s/ HOGAN & HARTSON L.L.P.

Schedule 1
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation, as amended, of the Company, as certified by the Secretary of State of the State of Delaware on October 22, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The forms of Indenture filed as Exhibits 4.2 and 4.3 to the Registration Statement.

5.	Resolutions of the board of directors of the Company adopted at a meeting held on October 10, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the filing of the Registration Statement and related matters.